Exhibit 99.1

SiriusXM Reports First Quarter 2016 Results

•	First Quarter Revenue Climbs 11% to $1.2 Billion, a Quarterly Record
•	Net Income Rises 62% to $171 Million in the First Quarter
•	First Quarter Adjusted EBITDA Grows 11% to $441 Million
•	Free Cash Flow Per Diluted Share of 6.4 Cents in the First Quarter, Up 31%
•	SiriusXM Increases Guidance for 2016 Net Subscriber Growth

NEW YORK – April 28, 2016 – SiriusXM today announced first quarter 2016 operating and financial results, including record high quarterly revenue of $1.2 billion, up 11% from the first quarter of 2015.

Net income totaled $171 million in the first quarter of 2016, up 62% from $106 million in the first quarter of 2015. Net income per diluted common share was $0.03 in the first quarter of 2016 compared to $0.02 in the first quarter of 2015. Adjusted EBITDA in the first quarter of 2016 was $441 million, an 11% increase from $399 million in the first quarter of 2015.

“SiriusXM’s results exceeded our expectations in the first quarter, and I’m especially pleased we were able to add 465,000 net new subscribers, leading to an 8% increase in subscribers over the prior year. With excellent subscriber growth so early in the year, we are raising our guidance for full year net subscriber additions to 1.6 million. We set first quarter records for revenue, adjusted EBITDA, and free cash flow, and we are on track to achieve all of our financial goals this year,” noted Jim Meyer, Chief Executive Officer, SiriusXM.

“With a new full time music channel from Kenny Chesney, live broadcasts from major music festivals, special popup channels for David Bowie and Billy Joel, as well as new talk shows, and unmatched coverage of the presidential primaries, SiriusXM continues to be the leader in audio entertainment. We are always looking to deliver new, compelling content to our subscribers,” added Meyer.

FIRST QUARTER 2016 HIGHLIGHTS

•	SiriusXM Subscribers Exceed 30 Million. The company added 465,000 net new subscribers to end the first quarter of 2016 with nearly 30.1 million subscribers, an increase of 8% from 27.7 million subscribers at the end of the first quarter of 2015. Self-pay net additions were 348,000 during the first quarter, resulting in self-pay subscribers of 24.6 million, up 8% versus the prior year period.
•	Double-Digit Revenue Growth. Revenue climbed 11% to $1.2 billion, a record high for a first quarter. The increase was driven by an 8% increase in subscribers and a 3% increase in average revenue per user (ARPU) to $12.66.
•	Free Cash Flow Per Diluted Share Climbs 31%. Free cash flow increased 19% to $328 million in the first quarter of 2016 from $276 million in the first quarter of 2015. This, combined with a 9% reduction in fully diluted shares from our share repurchase program, drove a 31% increase in free cash flow per fully diluted share to 6.4 cents in the first quarter of 2016 from 4.9 cents in the prior year period.

“During the first quarter, we reduced our outstanding share count by about 3%, spending $588 million to repurchase 159 million shares of our common stock. Our debt to adjusted EBITDA remained low at just 3.4 times, leaving plenty of flexibility to continue capital returns to our stockholders or make acquisitions while also making investments in our technology, content, and new satellite infrastructure,” said David Frear, Chief Financial Officer, SiriusXM.

INCREASED 2016 GUIDANCE

The company now expects to add 1.6 million net new total subscribers in 2016, an increase from prior guidance of 1.4 million. SiriusXM’s 2016 guidance for continued growth in self-pay subscribers, revenue, adjusted EBITDA, and free cash flow remains unchanged. The company’s full guidance is as follows:

•	Net self-pay subscriber additions of approximately 1.4 million,
•	Total subscriber additions of approximately 1.6 million,
•	Revenue of approximately $4.9 billion,
•	Adjusted EBITDA of approximately $1.78 billion, and
•	Free cash flow of approximately $1.4 billion.

FIRST QUARTER 2016 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended March 31,
(in thousands, except per share data)	2016	2015
Revenue:
Subscriber revenue	$1,009,682	$911,470
Advertising revenue	31,541	26,873
Equipment revenue	27,121	24,841
Other revenue	132,666	117,806
Total revenue	1,201,010	1,080,990
Operating expenses:
Cost of services:
Revenue share and royalties	251,744	212,978
Programming and content	85,100	71,146
Customer service and billing	96,867	92,097
Satellite and transmission	23,538	21,304
Cost of equipment	9,779	8,845
Subscriber acquisition costs	132,449	122,260
Sales and marketing	88,726	78,744
Engineering, design and development	19,441	14,960
General and administrative	77,505	79,823
Depreciation and amortization	67,627	65,027
Total operating expenses	852,776	767,184
Income from operations	348,234	313,806
Other income (expense):
Interest expense	(78,400)	(69,908)
Other income	10,848	723
Total other expense	(67,552)	(69,185)
Income before income taxes	280,682	244,621
Income tax expense	(109,343)	(138,929)
Net income	$171,339	$105,692
Foreign currency translation adjustment, net of tax	449	—
Total comprehensive income	$171,788	$105,692
Net income per common share:
Basic	$0.03	$0.02
Diluted	$0.03	$0.02
Weighted average common shares outstanding:
Basic	5,065,319	5,570,748
Diluted	5,110,618	5,639,838

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of March 31,	As of December 31,
	2016	2015
(in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$101,952	$111,838
Receivables, net	228,170	234,782
Inventory, net	21,755	22,295
Related party current assets	5,427	5,941
Prepaid expenses and other current assets	204,849	187,033
Total current assets	562,153	561,889
Property and equipment, net	1,400,755	1,415,401
Intangible assets, net	2,580,906	2,593,346
Goodwill	2,205,107	2,205,107
Related party long-term assets	6,695	—
Deferred tax assets	1,012,649	1,115,731
Other long-term assets	159,977	155,188
Total assets	$7,928,242	$8,046,662
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$606,744	$625,313
Accrued interest	89,882	91,655
Current portion of deferred revenue	1,799,491	1,771,915
Current maturities of long-term debt	5,501	4,764
Related party current liabilities	2,840	2,840
Total current liabilities	2,504,458	2,496,487
Deferred revenue	160,506	157,609
Long-term debt	5,709,319	5,443,614
Related party long-term liabilities	10,085	10,795
Deferred tax liabilties	6,508	6,681
Other long-term liabilities	101,310	97,967
Total liabilities	8,492,186	8,213,153
Stockholders’ (deficit) equity:
Common stock, par value $0.001; 9,000,000 shares authorized; 4,993,936 and 5,153,451 shares issued; 4,989,436 and 5,147,647 outstanding at March 31, 2016 and December 31, 2015, respectively	4,994	5,153
Accumulated other comprehensive loss, net of tax	(53)	(502)
Additional paid-in capital	4,208,743	4,783,795
Treasury stock, at cost; 4,500 and 5,804 shares of common stock at March 31, 2016 and December 31, 2015, respectively	(17,757)	(23,727)
Accumulated deficit	(4,759,871)	(4,931,210)
Total stockholders’ (deficit) equity	(563,944)	(166,491)
Total liabilities and stockholders’ (deficit) equity	$7,928,242	$8,046,662

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
(in thousands)	2016	2015
Cash flows from operating activities:
Net income	$171,339	$105,692
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,627	65,027
Non-cash interest expense, net of amortization of premium	2,054	1,852
Provision for doubtful accounts	13,055	10,885
Amortization of deferred income related to equity method investment	(694)	(694)
Gain on unconsolidated entity investments, net	(6,274)	—
Dividend received from unconsolidated entity investment	3,386	3,778
Share-based payment expense	23,693	19,417
Deferred income taxes	103,081	136,294
Other non-cash purchase price adjustments	—	(836)
Changes in operating assets and liabilities:
Receivables	(6,443)	(9,727)
Inventory	540	(3,540)
Related party, net	(3,310)	695
Prepaid expenses and other current assets	(18,545)	(19,102)
Other long-term assets	(956)	215
Accounts payable and accrued expenses	(18,239)	(27,918)
Accrued interest	(1,773)	(12,690)
Deferred revenue	30,473	40,304
Other long-term liabilities	3,172	377
Net cash provided by operating activities	362,186	310,029
Cash flows from investing activities:
Additions to property and equipment	(30,171)	(29,831)
Purchases of restricted and other investments	(3,798)	(3,966)
Net cash used in investing activities	(33,969)	(33,797)
Cash flows from financing activities:
Taxes paid in lieu of shares issued for stock-based compensation	(1,354)	(12,711)
Proceeds from long-term borrowings and revolving credit facility, net of costs	330,000	1,263,745
Repayment of long-term borrowings and revolving credit facility	(72,299)	(657,731)
Common stock repurchased and retired	(594,450)	(535,216)
Net cash (used in) provided by financing activities	(338,103)	58,087
Net (decrease) increase in cash and cash equivalents	(9,886)	334,319
Cash and cash equivalents at beginning of period	111,838	147,724
Cash and cash equivalents at end of period	$101,952	$482,043

Key Operating Metrics

The following table contains our key operating metrics based on our adjusted results of operations for the three months ended March 31, 2016 and 2015, respectively. Subscribers and subscription related revenues and expenses associated with our connected vehicle services are not included in our subscriber count or subscriber-based operating metrics:

	Unaudited
	For the Three Months Ended March 31,
(in thousands, except per subscriber and per installation amounts)	2016	2015
Self-pay subscribers	24,636	22,917
Paid promotional subscribers	5,423	4,826
Ending subscribers (a)	30,059	27,742

Self-pay subscribers	348	394
Paid promotional subscribers	117	37
Net additions	465	431

Daily weighted average number of subscribers	29,767	27,406

Average self-pay monthly churn	1.9%	1.8%

New vehicle consumer conversion rate	38%	40%

ARPU	$12.66	$12.26
SAC, per installation	$34	$33
Customer service and billing expenses, per average subscriber	$1.01	$1.01
Free cash flow	$328,217	$276,232
Adjusted EBITDA	$441,367	$399,227

(a) Amounts may not sum as a result of rounding.

Glossary

Adjusted EBITDA – EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other income as well as certain other charges discussed below. This measure is one of the primary Non-GAAP financial measures on which we (i) evaluate the performance of our on-going core operating results period over period, (ii) base our internal budgets and (iii) compensate management. As such, adjusted EBITDA is a Non-GAAP financial performance measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the Merger, (ii) depreciation and amortization, (iii) share-based payment expense and (iv) other significant operating expense (income) that do not relate to the on-going performance of our business. The purchase price accounting adjustments include the elimination of deferred revenue associated with the investment in XM Canada, and elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with programming providers. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our physical plant, capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our results and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use current and projected adjusted EBITDA to estimate our current and prospective enterprise value and to make investment decisions. Because we fund and build-out our satellite radio system through the periodic raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the Merger. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended March 31,
(in thousands)	2016	2015
Net income:	$171,339	$105,692
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813
Operating expenses	—	(836)
Share-based payment expense (1)	23,693	19,417
Depreciation and amortization	67,627	65,027
Interest expense	78,400	69,908
Other income	(10,848)	(723)
Income tax expense	109,343	138,929
Adjusted EBITDA	$441,367	$399,227

(1) Allocation of share-based payment expense

	Unaudited
	For the Three Months Ended March 31,
(in thousands)	2016	2015
Programming and content	$4,494	$2,227
Customer service and billing	806	695
Satellite and transmission	1,017	937
Sales and marketing	4,812	3,744
Engineering, design and development	2,868	2,134
General and administrative	9,696	9,680
Total share-based payment expense	$23,693	$19,417

ARPU - is derived from total earned subscriber revenue, advertising revenue and other subscription-related revenue, excluding revenue associated with our connected vehicle business, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee. ARPU is calculated as follows:

	Unaudited
	For the Three Months Ended March 31,
(in thousands, except per subscriber amounts)	2016	2015
Subscriber revenue, excluding connected vehicle	$984,984	$888,381
Add: advertising revenue	31,541	26,873
Add: other subscription-related revenue	114,071	92,654
	$1,130,596	$1,007,908

Daily weighted average number of subscribers	29,767	27,406

ARPU	$12.66	$12.26

Average self-pay monthly churn - is defined as the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Customer service and billing expenses, per average subscriber - is derived from total customer service and billing expenses, excluding connected vehicle customer service and billing expenses and share-based payment expense, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful as share-based payment expense is not directly related to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Customer service and billing expenses, per average subscriber, is calculated as follows:

	Unaudited
	For the Three Months Ended March 31,
(in thousands, except per subscriber amounts)	2016	2015
Customer service and billing expenses, excluding connected vehicle	$91,171	$84,061
Less: share-based payment expense	(806)	(695)
	$90,365	$83,366

Daily weighted average number of subscribers	29,767	27,406

Customer service and billing expenses, per average subscriber	$1.01	$1.01

Free cash flow and free cash flow per diluted share - are derived from cash flow provided by operating activities, net of additions to property and equipment, and restricted and other investment activity. The calculations for free cash flow and free cash flow per diluted share are as follows:

	Unaudited
	For the Three Months Ended March 31,
(in thousands, except per share data)	2016	2015
Cash Flow information
Net cash provided by operating activities	$362,186	$310,029
Net cash used in investing activities	$(33,969)	$(33,797)
Net cash (used in) provided by financing activities	$(338,103)	$58,087
Free Cash Flow
Net cash provided by operating activities	$362,186	$310,029
Additions to property and equipment	(30,171)	(29,831)
Purchases of restricted and other investments	(3,798)	(3,966)
Free cash flow	$328,217	$276,232

Diluted weighted average common shares outstanding	5,110,618	5,639,838

Free cash flow per diluted share	$0.06	$0.05

New vehicle consumer conversion rate - is defined as the percentage of owners and lessees of new vehicles that receive our satellite radio service and convert to become self-paying subscribers after the initial promotion period. At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. We measure conversion rate three months after the period in which the trial service ends. The metric excludes rental and fleet vehicles.

Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories, divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period. SAC, per installation, is calculated as follows:

	Unaudited
	For the Three Months Ended March 31,
(in thousands, except per installation amounts)	2016	2015
Subscriber acquisition costs	$132,449	$122,260
Less: margin from direct sales of radios and accessories	(17,342)	(15,996)
	$115,107	$106,264

Installations	3,430	3,221

SAC, per installation	$34	$33

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world’s largest radio company measured by revenue and has more than 30 million subscribers. SiriusXM creates and offers commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment, and a wide-range of Latin music, sports and talk programming. SiriusXM is available in vehicles from every major car company in the U.S. and on smartphones and other connected devices as well as online at siriusxm.com. SiriusXM radios and accessories are available from retailers nationwide and online at SiriusXM. SiriusXM also provides premium traffic, weather, data and information services for subscribers through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™. SiriusXM delivers weather, data and information services to aircraft and boats through SiriusXM Aviation, SiriusXM Marine™, Sirius Marine Weather, XMWX Aviation™, XMWX Weather, and XMWX Marine™. In addition, SiriusXM Music for Business provides commercial-free music to a variety of businesses. SiriusXM holds a minority interest in SiriusXM Canada which has approximately 2.7 million subscribers. SiriusXM is also a leading provider of connected vehicles services to major automakers, giving customers access to a suite of safety, security, and convenience services including automatic crash notification, stolen vehicle recovery assistance, enhanced roadside assistance and turn-by-turn navigation.

To download SiriusXM logos and artwork, visit http://www.siriusxm.com/LogosAndPhotos.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract and retain subscribers, which is uncertain; consumer protection laws and their enforcement; the unfavorable outcome of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; the security of the personal information about our customers; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; our failure to realize benefits of acquisitions or other strategic initiatives; rapid technological and industry changes; failure of third parties to perform; harmful interference to our service from new and existing wireless operations; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; and impairment of our business by third-party intellectual property rights. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2015, which is filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens

212-901-6718

Hooper.stevens@siriusxm.com

Patrick Reilly
212 901 6646
patrick.reilly@siriusxm.com